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                                                       VOLUNTARY SCHEDULE

                THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM ALBERTSON'S QUARTERLY
             REPORT TO STOCKHOLDERS FOR THE QUARTER ENDED OCTOBER 28, 1993 AND IS QUALIFIED IN ITS ENTIRETY
                                         BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

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REGULATION                  STATEMENT CAPTION                    THIRD QTR        THIRD QTR     YEAR-TO-DATE    YEAR-TO-DATE
                                                                  10-28-93         10-29-92        10-28-93        10-29-92

5-02(1)           Cash and Cash Items                         $   43,279,000  $   68,574,000
5-02(3)(a)(1)     Notes and Accounts Receivable - Trade          126,262,000      78,791,000
5-02(4)           Allowances for Doubtful Accounts                 1,100,000         700,000
5-02(6)           Inventory                                      832,361,000     834,598,000
5-02(9)           Total Current Assets                         1,071,794,000   1,034,502,000
5-02(13)          Property, Plant and Equipment                2,995,442,000   2,676,130,000
5-02(14)          Accumulated Depreciation                       990,549,000     850,091,000
5-02(18)          Total Assets                                 3,165,425,000   2,941,568,000
5-02(21)          Total Current Liabilities                      900,388,000     825,708,000
5-02(22)          Bonds, Mortgages and Similar Debt              734,686,000     584,244,000
5-02(30)          Common Stock                                   253,302,000     132,271,000
5-02(31)          Other Stockholders' Equity                   1,030,571,000   1,170,184,000
5-02(32)          Total Liabilities and Stockholders' Equity   3,165,425,000   2,941,568,000
5-03(b)(1)(a)     Net Sales of Tangible Products               2,733,773,000   2,585,137,000  $8,221,648,000   $7,486,188,000
5-03(b)(1)        Total Revenues                               2,733,553,000   2,587,311,000   8,224,001,000    7,490,210,000
5-03(b)(2)(a)     Cost of Tangible Goods Sold                  2,065,716,000   1,962,668,000   6,219,527,000    5,707,868,000
5-03(b)(2)        Total Costs and Expenses Applicable to
                    Sales and Revenues                         2,065,716,000   1,962,668,000   6,219,527,000    5,707,868,000
5-03(b)(4)        Selling, General and Administrative Expenses   528,368,000     499,574,000   1,594,765,000    1,475,520,000
5-03(b)(8)        Interest and Amortization of Debt Discount       4,579,000      11,314,000      34,037,000       31,563,000
5-03(b)(9)        Non-Operating Expenses                          29,900,000                      29,900,000
5-03(b)(10)       Income Before Taxes and Other Items            104,990,000     113,755,000     345,772,000      275,259,000
5-03(b)(11)       Income Tax Expense                              42,278,000      42,260,000     133,053,000      104,891,000
5-03(b)(14)       Income From Continuing Operations               62,712,000      71,495,000     212,719,000      170,368,000
5-03(b)(18)       Cumulative Effect - Changes in Accounting
                    Principles                                                                                     (6,858,000)
5-03(b)(19)       Net Income                                      62,712,000      71,495,000     212,719,000      163,510,000
5-03(b)(20)       Earnings Per Share                                    0.25            0.27            0.84             0.62


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